                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by Registrant [x]         Filed by a Party other than Registrant [ ]

Check the appropriate box:

     [ ]     Preliminary Proxy Statement
     [x]     Definitive Proxy Statement
     [ ]     Definitive Additional Materials
             Soliciting Material Pursuant to Section 240.14a-11(c) or
             Section 240.14a-12

                             TATHAM OFFSHORE, INC.
                (Name of Registrant as Specified in its Charter)

                             TATHAM OFFSHORE, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

     [x]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
             14a-6(j)(2).

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                 1) Title of each class of securities to which transaction applies:
                 2) Aggregate number of securities to which transaction applies:
                 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
                 4)       Proposed maximum aggregate value of transaction:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identity the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)       Amount Previously Paid:
        2)       Form, Schedule or Registration Statement No.:
        3)       Filing Party:
        4)       Date Filed:

                             TATHAM OFFSHORE, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 21, 1996


TO THE STOCKHOLDERS:

         You are cordially invited to attend the Annual Meeting of Stockholders of Tatham Offshore, Inc. ("Tatham Offshore") to be held at The St. Regis Hotel, 2 East 55th Street, New York, New York at 9:30 a.m., New York time, on Monday, October 21, 1996, for the following purposes:

         1. To elect eleven directors of Tatham Offshore to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

         2. To ratify the Board of Directors' appointment of Price Waterhouse LLP as Tatham Offshore's independent accountants for the fiscal year ending June 30, 1997; and

         3. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

         Holders of record of Tatham Offshore's common stock at the close of business on September 27, 1996 will be entitled to notice of and to vote at the meeting or any adjournment(s) thereof.

         Stockholders who do not expect to attend the meeting are requested to sign and return the enclosed proxy, for which a postage-paid, return envelope is enclosed. The proxy must be signed and returned in order to be counted.

                                        By Order of the Board of Directors,

                                        /s/ THOMAS P. TATHAM
                                        THOMAS P. TATHAM
                                        Chairman of the Board

Houston, Texas
September 30, 1996

                             TATHAM OFFSHORE, INC.
                           7400 TEXAS COMMERCE TOWER
                               600 TRAVIS STREET
                             HOUSTON, TEXAS  77002

                                PROXY STATEMENT

                     1996 ANNUAL MEETING OF STOCKHOLDERS


                         ---------------------------

         The enclosed form of proxy is solicited by the Board of Directors of Tatham Offshore, Inc. ("Tatham Offshore") to be used at the 1996 Annual Meeting of Stockholders (the "Annual Meeting") to be held at The St. Regis Hotel, 2 East 55th Street, New York, New York at 9:30 a.m., New York time, on Monday, October 21, 1996. This Proxy Statement and the related proxy are to be first sent or given to the stockholders of Tatham Offshore on or about October 2, 1996. Any stockholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Secretary of Tatham Offshore before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the meeting in accordance with the instructions specified thereon. Stockholders attending the Annual Meeting may revoke their proxies and vote in person.

         Holders of record at the close of business on September 27, 1996 of Tatham Offshore's common stock, $.01 par value ("Common Stock"), will be entitled to one vote per share on all matters submitted to a vote of the stockholders at the meeting. On September 27, 1996, the record date, there were outstanding 26,238,306 shares of Common Stock, and 18,403,666 shares of $.01 par value, preferred stock ("Preferred Stock"). The holders of Preferred Stock will not be entitled to vote on matters submitted to the stockholders at the meeting.

         Tatham Offshore's Annual Report for the fiscal year ended June 30, 1996, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy soliciting material.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

         At the Annual Meeting, eleven directors are to be elected to hold office until the next succeeding annual meeting of the stockholders and until their respective successors have been elected and qualified. Nine of the director nominees are currently directors of Tatham Offshore. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law and Tatham Offshore's Restated Certificate of Incorporation and By-laws, abstentions and "broker non-votes" would not have the same legal effect as a vote against a particular director. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors. The Board of Directors recommends a vote "FOR" each of the following eleven nominees.

         The following information regarding the director nominees of Tatham Offshore, their principal occupations, employment history and directorships in certain companies is as reported by the respective individuals.

DIRECTOR NOMINEES

         THOMAS P. TATHAM, age 50, has served as Chairman of the Board and a Director of Tatham Offshore since its inception in 1988. In addition, Mr. Tatham has served as Chairman of the Board, Chief Executive Officer and a Director of DeepTech International Inc. ("DeepTech") and Chairman of the Board of Leviathan Gas Pipeline Company ("Leviathan"), affiliates of Tatham Offshore, since October 1989 and February 1989, respectively. In addition, Mr. Tatham served as Chief Executive Officer of Leviathan from February 1989 until June 1995. Mr. Tatham has over 25 years experience in the oil and gas industry. He founded Mid American Oil Company in 1970 and served as Chairman of the Board and Chief Executive Officer until he sold his interest therein to Centex Corporation in 1979. In 1979, Mr. Tatham founded Tatham Corporation to acquire Sugar Bowl Gas Corporation ("Sugar Bowl"), the second largest intrastate pipeline system in Louisiana. He served as Chairman of the Board of Tatham Corporation from 1979 to December 1983, at which time it sold the assets of Sugar Bowl to a joint venture between MidCon Corp. and Texas Oil and Gas, Inc. From 1984 to 1988, Mr. Tatham pursued personal investments in various industries, including the oil and gas industry. Mr. Tatham serves as a director of J. Ray McDermott, S.A.

         KENNETH E. BEENEY, age 37, has served as a Director and Vice President
- - Chief Geophysicist of Tatham Offshore since August 1993. Mr. Beeney has 15 years of exploration experience, with a primary focus in the Gulf of Mexico. Prior to joining Tatham Offshore in 1989, Mr. Beeney worked for Tenneco Oil Company ("Tenneco Oil") for eight years and Anadarko Petroleum Corporation on a variety of exploration assignments. Mr. Beeney received a B.S. in Geophysics from the Colorado School of Mines.

         PHILLIP G. CLARKE, age 61, has served as a Director of Tatham Offshore since March 1995. Mr. Clarke has worked in the oil and gas industry for 39 years. He was initially employed by Texaco for approximately eight years, serving in various engineering positions. In 1965, Mr. Clarke was employed by Placid Oil Company where he accumulated an additional thirty years of diversified experience. In 1977, Mr. Clarke was elevated to the position of Vice-President of Operations for Placid's world-wide activities and held that position until his early retirement in 1995. Following his Placid retirement, Mr. Clarke continued his oil industry activity by joining several associates in forming Rising Star Energy, LLC, a Dallas, Texas based independent where he is currently employed. Mr. Clarke received a B.S. degree in Mechanical Engineering from Oklahoma State University.

         ANTOINE GAUTREAUX, Jr., age 43, has served as Chief Operating Officer of Tatham Offshore since July 1996 and as Senior Vice President - Operations from September 1995 to July 1996. Prior to joining the Company, Mr. Gautreaux was employed by Placid Oil Company ("Placid") for 21 years in various capacities, including Manager of Drilling and Production. Mr. Gautreaux received a B.S. degree from Nichols State University.

         CLYDE E. NATH, age 62, has served as a Director of Tatham Offshore since March 1995. Mr. Nath worked in the oil and gas industry for 40 years with Kerr-McGee Corp., holding various positions in Kerr-McGee's Exploration and Production Division throughout his career. From 1985 until his retirement in December 1994, Mr. Nath was Vice President of Exploration for the Gulf of Mexico Region of Kerr-McGee's Exploration and Production Division. Mr. Nath holds a Bachelor's degree in Geology from Oklahoma City University. He is a member of the American Association of Petroleum Geologists, the Houston Geological Society and American Petroleum Institute.

         JAMES G. NIVEN, age 50, has served as a Director of Tatham Offshore since June 1994 and as a General Partner of Pioneer Associates, a venture capital investment company, since 1982. Mr. Niven is currently a Managing Director of Burson-Marsteller, a perception management firm, a Director and Co-Chairman of The Lynton Group, Inc., Chairman of Omar Torres, Inc., and is a Director of Noel Group, Inc., The Prospect Group, Inc., Global Natural Resources, Inc., Lincoln Snacks Company, HealthPlan Services, Victory Capital LLC, CBT Bancshares, Inc., and an Advisory Director of Houston National Bank. He is a member of the

Board of Managers of Memorial Sloan-Kettering Cancer Center, and a Trustee of the Museum of Modern Art, and the National Center for Learning Disabilities, Inc.

         JONATHAN D. POLLOCK, age 33, is a Portfolio Manager of Elliott Associates, L.P. ("Elliott Associates") responsible for the firm's oil and gas investments. He has been with Elliott Associates since 1989. Prior to that, Mr. Pollock was employed by Greenleaf Partners, an investment banking firm. Elliott Associates is deemed to beneficially own more than 5% of the Common Stock of the Company. See "Security Ownership of Certain Beneficial Owners and Management."

         HUMBERT B. POWELL, III, age 58, has served as a Director of Tatham Offshore since June 1994 and Chairman of Marleau, Lemire USA, Inc. since February 1995. Mr. Powell served as a Senior Managing Director in the Corporate Finance Department of Bear, Stearns from 1988 through February 1995. Prior to his employment with Bear, Stearns in 1984, Mr. Powell served as a Senior Vice President and Director of E.F. Hutton & Co., where he was employed in various capacities for 18 years. He is also a Director of Marleau, Lemire Inc., Bikers Dream and of Salem-Teikyo University.

         DONALD S. TAYLOR, age 61, has served as a Director of Tatham Offshore since 1990. He also served as an Executive Vice President and Director of DeepTech from 1990 through September 1995 and as Chief Executive Officer of Tatham Offshore from 1990 through October 1995. Mr. Taylor has worked 33 years in the oil and gas industry. Prior to joining Tatham Offshore, he was Senior Vice President of Worldwide Exploration for Tenneco Oil. Concurrently, from 1982 until 1989, Mr. Taylor managed Tenneco Oil's three Gulf of Mexico Divisions, its Gulf Coast Division and its Frontier Division. Mr. Taylor earned his B.S. and M.S. degrees from the University of Houston and is a member of the American Association of Petroleum Geologists and a certified professional geologist.

         ROGER B. VINCENT, SR., age 51, has served as a Director of the Company since January 1996. Mr. Vincent is President of Springwell Corporation, a corporate finance advisory firm located in New York. Prior to founding Springwell, Mr. Vincent spent 18 years with Bankers Trust Company where he was a Managing Director of the firm as well as in charge of the firm's Client Group. Mr. Vincent is a Trustee of the GCG Trust of the Golden American Life Insurance Company and a member of the Policy Committee of Atlantic Asset Management Partners, LLC. Mr. Vincent is a graduate of Yale University and Harvard Business School.

         DIANA J. WALTERS, age 33, has served as a Director, Chief Financial Officer and Secretary of Tatham Offshore since September 1995 and as an Assistant Secretary of DeepTech since November 1993. In addition, Ms. Walters served as Vice President Corporate Finance and Planning of Tatham Offshore from October 1993 through September 1995. Prior to joining Tatham Offshore, she served as a Vice President in the Natural Resources Group of Internationale Nederlanden Bank (ING Bank) from 1990 to 1993 financing independent oil and gas companies and as an Assistant Vice President in the Natural Resources Department at Chase Manhattan Bank (formerly Manufacturers Hanover Trust Company) from 1986 to 1990 financing interstate and intrastate pipeline companies. Ms. Walters received a B.A. degree and a M.A. degree in Energy and Mineral Resources from the University of Texas at Austin.

BOARD OF DIRECTORS AND COMMITTEES

         The Board of Directors held eight meetings during the fiscal year ended June 30, 1996. During the fiscal year ended June 30, 1996, each director, except E. Garrett Bewkes who resigned in January 1996, attended at least 75% of the total number of meetings of the Board of Directors and the committees on which each such director served. Mr. Bewkes attended 60% of the total number of meetings of the Board of Directors and the committees on which he served.

         The Bonus Plan Compensation Committee is responsible for administering the employee bonus plan (the "Bonus Plan"). The Bonus Plan Compensation Committee is comprised of the Chief Executive Officer of

Tatham Offshore, the Chief Financial Officer of DeepTech and a third member selected by the professional staff of DeepTech. At June 30, 1995, the Bonus Plan Compensation Committee was comprised of Donald S. Taylor, Donald V. Weir, Chief Financial Officer and a Director of DeepTech and Grant E. Sims, a Senior Vice President and a Director of DeepTech. The Bonus Plan Compensation Committee held no meetings as the Bonus Plan was discontinued during the year ended June 30, 1996. See "Bonus Plan."

         The Incentive Plan Compensation Committee is responsible for administering the Equity Incentive Plan (the "Incentive Plan"). Pursuant to the Incentive Plan, the Board of Directors appoints two or more directors to the Incentive Plan Compensation Committee each of which is a disinterested person within the meaning of rule 16b(3) of the Exchange Act of 1934, as amended (the "Exchange Act"), and qualifies as an "outside director" as such term is used for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Incentive Plan Compensation Committee, which is comprised of Messrs. Clarke, Nath and Vincent, held no meetings during the fiscal year ended June 30, 1996.

         The Conflicts and Audit Committee provides two primary services. First, it advises the Board of Directors in matters regarding the system of internal controls and the annual independent audit, and reviews policies and practices of Tatham Offshore, including changes in accounting practices and significant estimates made by management affecting the financial statements. Second, the Conflicts and Audit Committee, at the request of the Board of Directors, reviews specific matters as to which the Board of Directors believes there may be a conflict of interest in order to determine if the resolution of such potential conflict proposed by the Board of Directors is fair and reasonable to Tatham Offshore. The Conflicts and Audit Committee also reviews other matters that it deems appropriate. Any such matters approved by a majority vote of the Conflicts and Audit Committee will be deemed conclusively to be fair and reasonable to Tatham Offshore. The Conflicts and Audit Committee of the Board of Directors, comprised of Messrs. Niven, Powell and Vincent, met once during the fiscal year ended June 30, 1996.

         The Special Committee is responsible for certain matters at the request of the Board of Directors by resolution. The Special Committee is comprised of Messrs. Clarke, Nath, Niven, Powell and Vincent.

         Directors of Tatham Offshore are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and from, and attendance at, meetings of the Board of Directors or committees thereof. Directors of Tatham Offshore who are not officers or affiliates of Tatham Offshore are paid an annual fee of $30,000 plus $2,000 per meeting attended. See "Non-Employee Director Stock Option Plan."

         In February 1995, DeepTech entered into an agreement with Mr. Clarke regarding his service as an Advisory Director and Chairman of the Engineering and Technical Review Committee for DeepTech and a Director of Tatham Offshore. The agreement provides that Mr. Clarke is to receive $30,000 base compensation per year and $1,000 per meeting attended as an Advisory Director or as Chairman of the Engineering and Technical Review Committee of DeepTech in addition to $30,000 base compensation per year and $2,000 per meeting attended as a Director of Tatham Offshore. The agreement also provides for consulting services to be provided by Mr. Clarke at the request of DeepTech or Tatham Offshore at the rate of $250 per hour with a minimum $40,000 paid during twelve month period following the date Mr. Clarke agreed to become a director. The agreement also provided that for a period of one year following the commencement of service, Mr. Clarke had the right to elect to receive (i) options to purchase 30,000 shares of Tatham Offshore Common Stock (ii) options to purchase 150,000 shares of DeepTech common stock or (iii) options to purchase common stock of both companies on a prorated basis. During the year ended June 30, 1996, Mr. Clarke elected to receive options to purchase 150,000 shares of DeepTech common stock. The options are exercisable at $4.00 per share during Mr. Clarke's term as a director and for a period of twelve months thereafter.

         In February 1995, DeepTech entered into an agreement with Mr. Nath regarding his service as a Director of Tatham Offshore and as a special advisor to the Board of Directors of DeepTech. The agreement provides that Mr. Nath will receive $30,000 base compensation per year and $2,000 per meeting attended as a

Director of Tatham Offshore. The agreement also provides that to the extent Mr. Nath performs consulting services upon the request of Tatham Offshore and/or DeepTech or affiliates thereof beyond the scope of services usually performed by a director, that he will be compensated at a rate of $250 per hour. In addition, the agreement provided that for a period of one year following the commencement of service, Mr. Nath had the right to elect to receive (i) options to purchase 30,000 shares of Tatham Offshore Common Stock and (ii) options to purchase 30,000 shares of DeepTech common stock. During the year ended June 30, 1996, Mr. Nath was issued options to purchase 30,000 shares of Common Stock at $.8125 per share pursuant to the Tatham Offshore Non-Employee Director Stock Option Plan (the "Director Plan") discussed below. In addition, Mr. Nath was issued options to purchase 30,000 shares of DeepTech common stock exercisable at $4.00 per share during Mr. Nath's term as a director and for a period of twelve months thereafter.

         Mr. Nath also entered into a business consulting agreement with Flextrend Development Company, L.L.C. ("Flextrend Development"), an affiliate of Tatham Offshore, immediately after Flextrend Development acquired working interests in certain offshore oil and gas leases from Tatham Offshore on June 30, 1995. Pursuant to this agreement, Mr. Nath agreed to provide Flextrend Development consulting services in exchange for a one time consulting fee of $150,000. The business consulting agreement had a one year term commencing on the date of the agreement (July 1, 1995). Through June 30, 1996, Mr. Nath abstained from voting on matters that came before the Board of Directors of Tatham Offshore. Effective July 1, 1996, Mr. Nath and Flextrend Development entered into a similar agreement providing that Mr. Nath would devote 25% of his time to Flextrend Development for an annual fee of $75,000 payable in January 1997.

         In September 1996, Tatham Offshore entered into an agreement with Mr. Pollock regarding his service as a Director of Tatham Offshore. The agreement provides for standard director compensation including the grant pursuant to the Director Plan of stock options to purchase 30,000 shares of Common Stock at the fair market value on the date of election as a director of Tatham Offshore.
The stock options will vest at the rate of 10,000 per year over three years.

         In September 1996, Tatham Offshore entered into an agreement with Mr. Taylor regarding his service as a Director of Tatham Offshore. The agreement provides for standard director compensation including the grant pursuant to the Director Plan of stock options to purchase 30,000 shares of Common Stock at the fair market value on the date of re-election as a director of Tatham Offshore. The stock options will vest at the rate of 10,000 per year over three years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         At June 30, 1995, the Bonus Plan Compensation Committee was comprised of (i) Mr. Taylor, a Director of Tatham Offshore and, at June 30, 1995, an Executive Vice President and a Director of DeepTech and the Chief Executive Officer of Tatham Offshore, (ii) Mr. Weir, the Chief Financial Officer and a Director of DeepTech and (iii) Mr. Sims, Senior Vice President and a Director of DeepTech. The Bonus Plan Compensation Committee made no awards for the fiscal year ended June 30, 1995 and the Bonus Plan was discontinued during the year ended June 30, 1996. See "Bonus Plan".

EXECUTIVE COMPENSATION

         The executive officers of Tatham Offshore are compensated by DeepTech and do not receive compensation from Tatham Offshore for their services as such except for amounts that may be paid to such officers under the Bonus Plan or the Equity Incentive Plan as discussed below. However, Tatham Offshore does make payments to DeepTech pursuant to the Management Agreement. See "-- Bonus Plan" and "-- Certain Relationships and Related Transactions -- Management Agreement."

BONUS PLAN

         During the fiscal year ended June 30, 1990, Tatham Offshore established the Bonus Plan for the directors, employees and consultants of DeepTech who perform services for Tatham Offshore. Following the close of each fiscal year through June 30, 1994, the Bonus Plan Compensation Committee determined the amount of the bonus payable to each participant in the Bonus Plan out of a bonus pool determined by aggregating (i) the annual net billion cubic feet of proved developed gas reserve additions multiplied by $10,000,
(ii) the annual net barrels of proved developed oil reserve additions multiplied by $0.10 and (iii) 2 1/2% of Tatham Offshore's actual working interest share of the annual gross revenues attributable to its oil and gas properties. No awards were made for the fiscal year ended June 30, 1995. During the fiscal year ended June 30, 1996, the Bonus Plan was discontinued.

EQUITY INCENTIVE PLAN

         General. In 1995, Tatham Offshore adopted the Incentive Plan. The Incentive Plan was effected to provide Tatham Offshore with the ability of making a variety of awards pursuant to the Incentive Plan including stock options, restricted stock, and stock value equivalent awards. Tatham Offshore issued stock options under the Incentive Plan to certain employees of DeepTech performing services for Tatham Offshore who agreed to defer certain cash salary and bonus otherwise due during Tatham Offshore's fiscal year ending June 30, 1996.

         Summary of Incentive Plan. Under the Incentive Plan, Tatham Offshore may grant to employees, consultants or agents of Tatham Offshore or any of its parents or subsidiaries one or more options (each, a "Stock Option") to purchase shares of Common Stock as hereinafter set forth. Stock Options granted under the Incentive Plan may be either incentive stock options ("Incentive Stock Options") within the meaning of Section 422(b) of the Code, or options that do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"). Pursuant to the Incentive Plan, Tatham Offshore may grant awards of Common Stock subject to restrictions on sale or other disposition of such shares ("Restricted Stock Grant"), and such other requirements as the Committee deems appropriate including the requirement that such shares be forfeited upon termination of employment for certain reasons within a specified period of time. Pursuant to the Incentive Plan, Tatham Offshore may also grant rights to receive an amount equal to the fair market value of shares of Common Stock or rights to receive an amount equal to any appreciation or increase in the fair market value of Common Stock over a specified period of time ("Stock Value Equivalent Awards"). Stock Options, Restricted Stock Grants and Stock Value Equivalent Awards are referred to collectively herein as "Awards."

         Except with respect to outstanding Awards, and unless sooner terminated by action of Tatham Offshore's Board of Directors or the committee thereof charged with administration of the Incentive Plan, the Incentive Plan will terminate on December 31, 2005. The maximum number of shares of Common Stock with respect to which Awards may be granted under the Incentive Plan is 4,000,000, subject to adjustments for stock splits, stock dividends and certain other changes in capitalization.

         The Board of Directors may terminate or suspend the Incentive Plan (or any portion thereof) at any time with respect to any shares for which Awards have not previously been granted and remain outstanding. The Board of Directors has the right to alter or amend the Incentive Plan or any part thereof from time to time; provided, however, that no change in any Award theretofore granted may be made which would materially adversely affect the rights and obligations of the holder of any such Award without the written consent of such Incentive Plan participant; and provided, further, that the Board of Directors may not, without stockholder approval as required under the Incentive Plan, (i) materially increase the number of shares of Common Stock which may be issued under the Incentive Plan (other than in connection with adjustments permitted by the Incentive Plan), (ii) materially modify the requirements as to eligibility for participation in the Incentive Plan, (iii) materially increase the benefits accruing to participants under the Incentive Plan, or (iv) extend the termination date of the Incentive Plan. In addition, no amendment, suspension or termination can be adopted which would disqualify the Incentive Plan from (i) the exemption provided by Rule 16b-3, promulgated under the Exchange Act, or any successor rule or regulation to such Rule 16b-3, as such rule is applicable from time to time, or (ii) the benefits provided under
Section 422 of the Code, or any successor thereto.

         The Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor the qualification requirements of Section 401 of the Code.

         The Plan is to be administered by the Incentive Plan Compensation Committee. Each member of the Incentive Plan Compensation Committee is a disinterested person within the meaning of Rule 16b-3 of the Exchange Act and qualifies as an "outside director", as such term is used for the purposes of
Section 162(m) of the Code and any rules and regulations promulgated thereunder.

         Subject to the provisions of the Incentive Plan, the Committee has sole authority to select the individuals who are to be granted Awards from among those persons who are eligible and to determine the restrictions, terms and conditions of each Award granted under the Incentive Plan (subject to the terms of the Incentive Plan). The Committee is authorized to interpret the Incentive Plan and may, from time to time, adopt, amend, or rescind rules and regulations relating to the implementation, administration and maintenance of the Incentive Plan.

         A total of 25,000 Stock Options issued pursuant to the Incentive Plan are currently outstanding.

OFFICER AND EMPLOYEE DEFERRED COMPENSATION ARRANGEMENTS

         Effective July 1, 1995, DeepTech established three deferred compensation arrangements: (i) a mandatory arrangement for Mr. Thomas P. Tatham, (ii) a mandatory arrangement for certain senior executives of DeepTech and (iii) an optional arrangement for all other employees of DeepTech.
Pursuant to the terms of each arrangement, participants deferred all or a portion of their cash salary until no later than July 1, 1996. During each month in the deferral period, each participant was entitled to receive options to purchase a number of shares of either DeepTech or Tatham Offshore or Preference Units of Leviathan Gas Pipeline Partners, L.P. ("the Partnership") equal to a percentage (ranging from 100% to 300% times their cash salary) divided by the lesser of the closing price on June 30, 1995 (DeepTech - $4.00, Tatham Offshore - $3.50 and the Partnership - $23.75) or the average closing price for the applicable month. Options were exercisable only by cancellation of the participant's cash salary. Each participant earned credits equal to a multiple, based on the option elected, of their deferred cash salary. Any participant except Mr. Tatham could have received all or a portion of their salary in cash if they did not elect to exercise any options. To the extent that the Company issued its Common Stock pursuant to the exercise of options granted under the Incentive Plan related to these arrangements, it received an offsetting credit against its management fees payable to DeepTech. In November 1995, DeepTech terminated the deferred compensation arrangement for all but three employees of DeepTech. During the year ended June 30, 1996, a total of 3,178,938 stock options were issued under the Incentive Plan to certain employees of DeepTech who performed services for Tatham Offshore and who had agreed to defer certain cash salary and bonus otherwise due during the year.
In November 1995 and June 1996, the Company issued 120,948 shares and 124,234 shares, respectively, of its common stock in connection with the mandatory arrangement for certain senior executives of DeepTech and received a $360,000 credit against its management fees payable to DeepTech. The remaining 2,933,756 stock options were canceled by July 15, 1996.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         In 1995, Tatham Offshore adopted the Tatham Offshore, Inc. Director Plan. The purpose of the Director Plan is to allow Tatham Offshore to attract the best available individuals to serve as outside directors of Tatham Offshore. In addition, Tatham Offshore issued Common Stock under the Director Plan to non-employee directors of Tatham Offshore who elected to receive Common Stock instead of cash director compensation for Tatham Offshore's fiscal year ending June 30, 1996.

         All non-employee directors of Tatham Offshore are eligible to participate in the Director Plan. The Director Plan provides for both automatic one time grants of Stock Options to Tatham Offshore's non-employee directors and for the issuance and exercise of Stock Options in lieu of standard cash director compensation upon the election of non-employee directors. All Stock Options granted under the Director Plan are Non-Qualified Stock Options.

         Except with respect to outstanding Stock Options, and unless sooner terminated by action of the Board, the Director Plan will terminate on December 31, 2005. The maximum number of shares of Common Stock with respect to which Stock Options may be granted under the Director Plan is 1,000,000, subject to adjustments for stock splits, stock dividends and certain other changes in capitalization.

         Under the Director Plan, grants of Stock Options to purchase 30,000 shares of Common Stock were automatically made to all non-employee directors of Tatham Offshore provided that such non-employee directors had not already received stock options to purchase 30,000 shares of Common Stock in connection with their service as a director of Tatham Offshore. In addition, after the effective date of the Director Plan, any newly elected non-employee director will automatically receive Stock Options to purchase 30,000 shares of Common Stock. The exercise price for the Stock Options to purchase 30,000 shares of Common Stock will be 100% of the Fair Market Value of the Common Stock on the later to occur of (i) the effectiveness of the Director Plan, or (ii) the election of a participant as a Director of Tatham Offshore. The Stock Options issued pursuant to these provisions can be immediately exercisable and, unless terminated sooner in accordance with the Director Plan, shall expire on a date which is ten (10) years after the date of grant of the option.

         In connection with their agreements to serve on the Board, each of Messrs. Bewkes, Niven and Powell were originally granted stock options to purchase 30,000 shares of Common Stock of Tatham Offshore at $10.00 per share, the initial public offering price. Each of these stock options vested at the rate of 10,000 per year beginning June 30, 1995 and were subject to shareholder approval. During the year ended June 30, 1996, these stock options were canceled and Messrs. Niven and Powell were granted Stock Options to purchase 30,000 shares of Common Stock at $.8125 per share pursuant to the Director Plan which included 10,000 Stock Options each which vested immediately and 10,000 Stock Options each which vest annually on June 30, 1996 and 1997. Mr. Bewkes, who resigned from the Board during the year ended June 30, 1996, was granted Stock Options to purchase 10,000 shares of Common Stock at $.8125 which Stock Options vested immediately but which will expire on July 31, 1997. In connection with his appointment to the Board, Mr. Vincent was issued Stock Options to purchase 30,000 shares of Common Stock at $.8125 per share pursuant to the Director Plan. These Stock Options vest at the rate of 10,000 per year beginning January 31, 1997.

         Under the Director Plan, each non-employee director could have elected to receive Stock Options in lieu of some or all of his or her director compensation, including the annual director base compensation of $30,000 and $2,000 meeting fees attributable to Tatham Offshore's fiscal year ended June 30, 1996. The Stock Options issued in lieu of cash director compensation were issued for purchase of the number of shares of Common Stock equal to (A) 200% of the director compensation for such month subject to deferral pursuant to such director's election divided by (B) the lesser of (w) $3.50 or (x) the average NASDAQ closing price for the Common Stock for such month. The exercise price of the Stock Options was a price per share equal to the lesser of (w) $3.50 or (x) the average NASDAQ closing price for the Common Stock in the applicable month for which the Stock Options are issued. Such Stock Options were automatically exercised in full on June 30, 1996, the exercise price being satisfied in full by the cancellation of the deferred director compensation, each dollar of which will count $2.00 toward the exercise price of the Stock Option. During the year ended June 30, 1996, the Company issued a total of 255,138 shares of Common Stock pursuant to the exercise of Stock Options issued in lieu of cash director compensation.

         The Board may terminate or suspend the Director Plan (or any portion thereof) at any time with respect to any shares for which Stock Options have not previously been granted and remain outstanding. The Board has the right to alter or amend the Director Plan or any part thereof from time to time; provided, however, that no change in any Stock Option theretofore granted may be made which would materially adversely affect the rights and obligations of the holder of any such Stock Option without the written consent of such Director Plan participant; and provided, further, that the Board may not, without stockholder approval as required under the Director Plan, (i) materially increase the number of shares of Common Stock which may be issued under the Director Plan (other than in connection with adjustments permitted by the Director Plan),
(ii) materially modify the requirements as to eligibility for participation in the Director Plan, (iii) materially increase the benefits accruing to participants under the Director Plan, or (iv) extend the termination date of the Director Plan. In addition, no amendment, suspension or termination can be adopted which would disqualify the Director Plan from (i) the exemption provided by Rule 16b-3, promulgated under the Exchange Act, or any successor rule or regulation to such Rule 16b-3, as such rule is applicable from time to time, or (ii) the benefits provided under Section 422 of the Code, or any successor thereto.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of August 15, 1996, the beneficial ownership of the outstanding Common Stock of Tatham Offshore by (i) each person who is known to Tatham Offshore to beneficially own more than 5% of the outstanding Common Stock of Tatham Offshore, (ii) each director and director nominee of Tatham Offshore and (iii) all executive officers and directors of Tatham Offshore as a group. The following table also sets forth, as of August 15, 1996, the beneficial ownership of the common stock of DeepTech by (i) each director and director nominee of Tatham Offshore and (ii) executive officers and directors of Tatham Offshore as a group.

                                                                       SHARES OF CLASS BENEFICIALLY OWNED(1)
                                                                       -------------------------------------
                                                             TATHAM OFFSHORE                               DEEPTECH
                                                            COMMON STOCK(2)(3)                            COMMON STOCK
                                                            ------------------                            ------------
NAME AND ADDRESS                                      NUMBER                  PERCENT          NUMBER                   PERCENT
- ----------------                                      ------                  -------          ------                   -------
Kenneth E. Beeney.........................             199,855 (4)              *                21,863                    *
Harry J. Briscoe..........................           2,904,797 (5)             10.4%          1,197,524 (6)                7.0%
  2703 Rocky Woods
  Houston, Texas  77339
Phillip G. Clarke.........................              63,786                  *               172,260 (7)                1.0%
Antoine Gautreaux, Jr. ...................             139,855 (8)              *                    --                   --
Clyde E. Nath.............................              84,582 (9)              *                30,000 (10)               *
James G. Niven............................              83,786 (11)             *                    --                   --
Jonathan D. Pollock.......................                     (12)
Humbert B. Powell, III....................              76,780 (11)             *                11,988                    *
Thomas P. Tatham..........................           7,656,188 (13)            23.9%          8,855,469 (14)              46.1%
  7500 Texas Commerce Tower
  Houston, Texas  77002
Donald S. Taylor..........................           2,920,610 (15)            10.4%          1,274,027 (6)                7.5%
  3803 Pleasant Valley Drive
  Missouri City, Texas  77459
Roger Vincent.............................               3,297 (16)             *                86,134 (17)               *
Diana J. Walters..........................             139,855 (4)              *                 5,000                    *
Robert H. Williams........................           2,831,378 (18)            10.1%          1,192,945 (6)                7.0%
  14511 Westway Lane
  Houston, Texas  77077
DeepTech International Inc. ..............          48,045,782 (19)            74.8%                 --                   --
  7500 Texas Commerce Tower
  Houston, Texas  77002
Elliott Associates, L.P. .................          13,894,336 (20)            34.7%            472,973 (21)               2.7%
  712 5th Avenue, 36th Floor
  New York, New York  10019
Martley International, L.P. ..............          13,894,336 (20)            34.7%            472,973 (21)               2.7%
  1086 Teaneck Road
  Teaneck, New Jersey  07666
Westgate International, L.P. .............          13,894,336 (20)            34.7%            472,973 (21)               2.7%
  c/o Midland Bank Trust Corporation
       (Cayman) Limited
  P.O. Box 1109, Mary Street
  Grand Cayman, Cayman Islands
  British West Indies
Executive officers and directors
  as a group (16 persons).................          17,895,025 (22)            46.3%         11,299,401 (23)              57.7%

- ----------------
*Less than 1%.

(1) Shares of Common Stock that are not outstanding but that may be acquired by a person upon exercise of options or warrants within 60 days of the date of this Proxy Statement are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2) Shares of Series A 12% Convertible Exchangeable Preferred Stock ("Series A Preferred Stock") held by each named person are assumed converted into shares of Common Stock for the purpose of computing the number of shares of Common Stock beneficially owned by such person.
         In addition, options held by each named person to acquire Series A Preferred Stock are assumed exercised and the shares of Series A Preferred Stock are assumed converted into shares of Common Stock for the purpose of computing the number of shares of Common Stock beneficially owned by such person. Alternatively, each share of Series A Preferred Stock may be exchanged for four exchange warrants which are each exercisable to purchase one share of Common Stock at $0.653 per share. Warrants which are outstanding may be exercised to acquire Series B 8% Convertible Exchangeable Preferred Stock ("Series B Preferred Stock"), Series C 4% Convertible Exchangeable Preferred Stock ("Series C Preferred Stock") or automatically converted into Mandatory Redeemable Preferred Stock. Each share of Series B and C Preferred Stock may be converted into shares of Common Stock or alternatively may be exchanged for four exchange warrants which are each exercisable to purchase one share of Common Stock at $0.653 per share. Warrants outstanding have been assumed to be exercised to acquire shares of Series C Preferred Stock which are then exchanged for exchange warrants which are then exercised to purchase shares of Common Stock. See "Certain Relationships and Related Transactions -- Rights Offering, Sale of Warrants and Convertible Exchangeable Preferred Stock."

(3) Excludes each named person's indirect ownership interest, if any, in the 48,045,782 shares (74.8% of the outstanding shares) of Tatham Offshore beneficially owned by DeepTech.

(4) Includes 114,855 shares assumed acquired as a result of exercise of an option to purchase 50,000 shares of Series A Preferred Stock, which is less than 1% of the Series A Preferred Stock outstanding, and conversion of those shares into Common Stock.

(5) Includes 1,837,672 shares assumed acquired as a result of exercise of an option to purchase 800,000 shares of Series A Preferred Stock and conversion of those shares into Common Stock. Also includes 18,898 shares assumed acquired as a result of conversion of 8,227 shares of Series A Preferred Stock. Mr. Briscoe beneficially owns 4.4% of the Series A Preferred Stock outstanding.

(6)      Includes 789,086 shares of common stock held by Dover Energy Inc.
         Each of Messrs. Briscoe and Taylor and Dr. Williams owns 1/3 of Dover Energy Inc. Each of Messrs. Briscoe and Taylor and Dr. Williams disclaims ownership of 526,057 shares. Also includes options to purchase 50,000 shares of common stock.

(7)      Includes options to purchase 150,000 shares of common stock.

(8) Includes options to purchase 25,000 shares of Common Stock. Also includes 114,855 shares assumed acquired as a result of exercise of an option to purchase 50,000 shares of Series A Preferred Stock, which is less than 1% of the Series A Preferred Stock outstanding, and conversion of those shares into Common Stock.

(9)      Includes options to purchase 30,000 shares of Common Stock.

(10)     Includes options to purchase 30,000 shares of DeepTech common stock.

(11)     Includes options to purchase 20,000 shares of Common Stock.

(12) Mr. Pollock is Portfolio Manager of Elliott Associates, L.P. whose beneficial ownership of securities is shown elsewhere in this table. See footnote 20.

(13) Includes 3,072,588 shares assumed acquired as a result of conversion of 1,337,600 shares of Series A Preferred Stock into Common Stock. Also includes 2,800,000 shares assumed acquired as a result of exercise of Warrants to acquire 700,000 shares of Series C Preferred Stock and exchange of those shares for exchange warrants which are exercised to purchase shares of Common Stock. Mr. Tatham owns 7.3% of the Series A Preferred Stock outstanding.

(14) Includes options to purchase 2,191,666 shares of DeepTech common stock.

(15) Includes 1,982,240 shares assumed acquired as a result of exercise of an option to purchase 862,935 shares of Series A Preferred Stock and conversion of those shares into Common Stock. Mr. Taylor beneficially owns 4.7% of the Series A Preferred Stock outstanding.

(16) Includes 2,297 shares assumed acquired as a result of conversion of 1,000 shares of Series A Preferred Stock, which is less than 1% of the Series A Preferred Stock outstanding, into Common Stock.

(17) Includes 51,527 shares of DeepTech common stock held by Springwell Corporation. Mr. Vincent is President of Springwell Corporation. Also includes 33,482 options to acquire shares of DeepTech common stock.

(18) Includes 1,821,593 shares assumed acquired as a result of exercise of an option to purchase 793,000 shares of Series A Preferred Stock and conversion of those shares into Common Stock. Also includes 11,485 shares assumed acquired as a result of conversion of 5,000 shares of Series A Preferred Stock. Dr. Williams beneficially owns 4.3% of the Series A Preferred Stock outstanding.

(19) Includes 6,000,000 shares of Common Stock which DeepTech has the right to acquire in connection with certain conversion rights relating to Tatham Offshore's $60,000,000 Subordinated Notes payable to DeepTech. Also includes 10,729,610 shares assumed acquired as a result of conversion of 4,670,957 shares of Series A Preferred Stock into Common Stock. Also includes 21,316,172 shares assumed acquired as a result of exercise of Warrants to acquire 5,329,043 shares of Series C Preferred Stock and exchange of those shares for exchange warrants which are exercised to purchase shares of Common Stock. DeepTech beneficially owns 25.4% of the Series A Preferred Stock outstanding.

(20) The total number of shares credited to each of Elliott Associates, L.P., a Delaware limited partnership ("Elliott Associates"), Westgate International, L.P., a Cayman Islands Limited Partnership ("Westgate") and Martley International, Inc., a Delaware corporation ("Martley") as beneficial ownership interest includes (a) 11,916,809 shares beneficially owned by Elliott ("Elliott Shares") and (b) 1,977,527 shares beneficially owned by Westgate ("Westgate Shares"). The Westgate Shares are credited to Martley because Westgate and Martley share the power to vote, direct the vote of, and to dispose or direct the disposition of the Westgate Shares. The Westgate Shares are credited to Elliott, the Elliott Shares credited to Westgate, and the Elliott Shares credited to Martley as a result of Elliott, Martley and Westgate's actions as a shareholder group under Rule 13D-3 of the Exchange Act. The Elliott Shares include 11,916,809 shares that may be acquired by Elliott by conversion of 5,187,784 shares of Series A Preferred Stock owned by Elliott into Common Stock; the Westgate Shares include 1,952,527 shares of Common Stock that may be acquired by Westgate as a result of the conversion of 850,000 shares of Series A Preferred Stock owned by Westgate into Common Stock. Each of Elliott, Westgate and Martley beneficially owns 32.8% of the Series A Preferred Stock outstanding.

(21) Includes options to purchase 472,973 shares of DeepTech common stock held by Westgate. The options held by Westgate are credited to Elliott and to Martley as a result of Elliott, Martley and Westgate's actions as a shareholder group under Rule 13D-3 of the Exchange Act.

(22) Includes 3,243,783 shares assumed acquired as a result of conversion of 1,412,127 shares of Series A Preferred Stock into Common Stock. Also includes 6,215,777 shares assumed acquired as a result of exercise of an option to purchase 2,705,935 shares of Series A Preferred Stock and conversion of those shares into Common Stock. Includes 2,920,000 shares assumed acquired as a result of exercise of Warrants to acquire 730,000 shares of Series C Preferred Stock and exchange of those shares for exchange warrants which are exercisable to purchase shares of Common Stock. Also includes options to purchase 95,000 shares of Common Stock. The executive officers and directors as a group beneficially own 22.4% of the Series A Preferred Stock outstanding.

(23) Includes options to purchase 2,555,148 shares of DeepTech common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following is a summary of certain agreements, arrangements and transactions between or among Tatham Offshore and certain related parties, including DeepTech and its affiliates. It is Tatham Offshore's policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on Tatham Offshore's experience in the industry and the terms of its transactions with unaffiliated parties, it is Tatham Offshore's belief that all of the transactions described below involving Tatham Offshore met that standard at the time such transactions were effected.

         Unless the context otherwise requires, references in this Proxy Statement to "DeepTech" shall mean DeepTech International Inc., a Delaware corporation. As of June 30, 1996, DeepTech has seven operating subsidiaries, Leviathan (indirectly 85%-owned), Tatham Offshore (39%-owned), Deepwater Production Systems, Inc. (85%-owned) ("Deepwater Systems"), DeepFlex Production Services, Inc. (100%-owned) ("DeepFlex"), FPS V, Inc. (100%-owned) ("FPS V"), Offshore Gas Marketing, Inc. (80%-owned) ("Offshore Marketing") and Offshore Gas Processors, Inc. (85%-owned) ("Offshore Processors"), and their respective operations. Leviathan is the general partner of the Partnership, in which DeepTech owns an indirect 23.2% effective interest.

Purchase and Sale Agreement

         On June 30, 1995, Flextrend Development, which is 100% owned in the aggregate by the Partnership and Leviathan, entered into a purchase and sale agreement (the "Purchase and Sale Agreement") with Tatham Offshore. Pursuant to the Purchase and Sale Agreement, Flextrend Development acquired, subject to certain reversionary interests, a 75% working interest in Viosca Knoll Block 817, a 50% working interest in Garden Banks Block 72 and a 50% working interest in Garden Banks Block 117 (the "Assigned Properties") from Tatham Offshore for $30,000,000. The Company received $15,000,000 at closing and an additional $15,000,000 on August 15, 1995. Flextrend Development is entitled to retain all of the revenues attributable to the Assigned Properties until it has received net revenues equal to the Payout Amount (as defined below), whereupon the Company is entitled to receive a reassignment of the Assigned Properties, subject to reduction and conditions as discussed below. "Payout Amount" is defined as an amount equal to all costs incurred by Flextrend Development with respect to the Assigned Properties (including the $30,000,000 paid to the Company) plus interest thereon at a rate of 15% per annum. Effective February 1, 1996, the Partnership entered into an agreement with Tatham Offshore regarding certain transportation agreements that increases the amount recoverable from the Payout Amount by $7,500,000 plus interest. Each of the Assigned Properties is currently producing natural gas and/or oil. As of June 30, 1996, the Payout Amount was $77,698,000 comprised of (i) initial acquisition and transaction costs of $32,089,000, (ii) development and operating costs of $49,301,000, (iii) prepaid demand charges of $7,500,000 and (iv) interest of $7,084,000 reduced by net revenue of $18,276,000. Tatham Offshore and the Partnership have agreed that in the event the Company furnishes the Partnership with a financing commitment from a lender with a credit rating of BBB- or better covering 100% of the then outstanding Payout Amount, the interest rate utilized to compute the Payout Amount shall be adjusted from and after the date of such commitment to the interest rate specified in such commitment, whether utilized or not. Until December 10, 1996, Flextrend Development may exercise either of the following options: (i) to permanently retain 50% of the assigned working interest in either the Viosca Knoll Block 817 property or the Garden Banks Block 72/Garden Banks Block 117 properties or (ii) to permanently retain 50% of the assigned working interest in all Assigned Properties in exchange for forgiving 25% or 50%, respectively, of the then-existing Payout Amount, exclusive of the $7,500,000 plus interest added to the Payout Amount in connection with certain transportation agreements as discussed below. In the event Flextrend Development elects to reduce the Payout Amount, it will become obligated to fund any further development costs attributable to the Company's portion of the working interests, such costs to be added to the Payout Amount. Otherwise, any further development costs will be funded by Flextrend
Development on a discretionary basis, such costs to be added to the Payout Amount. Further, in the event Flextrend Development forgoes its right to permanently retain a working interest in all or a portion of the Assigned Properties, it will be entitled to recover from working interest revenues in respect of the Assigned Properties all future demand charges payable for platform access and processing, in their inverse order of maturity, prior to any reassignment to the Company. If however, Tatham Offshore (i) satisfies in full the future demand charges payable for platform access and processing, (ii) delivers evidence that it has received a rating of BBB-, or better, from at least two reputable rating agencies or (iii) delivers evidence that an entity with a rating of BBB-, or better, has agreed to guarantee, assume or, to the reasonable satisfaction of the Partnership, otherwise become responsible for such future demand charges payable, then Tatham Offshore would receive a reassignment of the Assigned Properties upon satisfaction of the Payout Amount. In the event the Payout Amount has been satisfied but none of the above conditions have been met, Tatham Offshore is entitled to receive one-third
(1/3) of the revenues, net of operating and platform access and processing fees, until such time as one of the above conditions is met.

Rights Offering, Sale of Warrants and Convertible Exchangeable Preferred Stock

         The Company filed a registration statement (the "Offering") with the Securities and Exchange Commission (the "Commission"), which was declared effective on December 26, 1995, relating to the granting to all holders of Tatham Offshore's Common Stock, on the record date, December 26, 1995, rights (the "Rights") to purchase up to 25,120,948 warrants (the "Warrants"). As a result of DeepTech's ownership of 10,000,000 shares of Common Stock, DeepTech was granted 10,000,000 Rights which were assigned to DeepFlex. Each Right entitled the holder to subscribe to purchase one Warrant at the purchase price of $.50 per Warrant. Each Warrant entitles the holder thereof to purchase one share of any of (i) Series A Preferred Stock, which has a liquidation preference of $1.50 per share and a dividend rate of 12% per year, at any time prior to 5:00 p.m., New York time on July 1, 1996, (ii) Series B Preferred Stock, which has a liquidation preference of $1.00 per share and a dividend rate of 8% per year, at any time prior to 5:00 p.m., New York time on October 1, 1996 or (iii) Series C Preferred Stock, which has a liquidation preference of $0.50 per share and a dividend rate of 4% per year, (together with the Series A Preferred Stock and Series B Preferred Stock, the "Convertible Exchangeable Preferred Stock") at any time prior to 5:00 p.m., New York time on January 1, 1997 at the purchase price of $1.00 per share. Each Warrant remaining unexercised at 5:00 p.m., New York time on January 1, 1997 shall be automatically converted, without any action on the part of the holder thereof, into one share of Mandatory Redeemable Preferred Stock, which shall have a liquidation preference of $0.50 per share and shall be mandatorily redeemable by the Company under certain circumstances. At any time from July 1, 1996 until December 31, 1998, each share of Convertible Exchangeable Preferred Stock may be exchanged for four warrants (the "Exchange Warrants" and together with the Rights, the Warrants, the Convertible Exchangeable Preferred Stock and the Mandatory Redeemable Preferred Stock, the "Securities") entitling the holder thereof to purchase one share of Tatham Offshore Common Stock at a price equal to $0.653 per share which was based on the lowest average of consecutive five day closing prices of the Company's Common Stock between December 26, 1995 and July 1, 1996. The Exchange Warrants will expire July 1, 1999. Alternatively, at any time after July 1, 1996, the holder of any shares of Convertible Exchangeable Preferred Stock will have the right, at the holder's option, to convert the liquidation value of such stock and accrued and unpaid dividends into shares of Tatham Offshore Common Stock at $0.653 per share. On and after July 1, 1997, the Convertible Exchangeable Preferred Stock will be redeemable at the option of the Company. In February 1996, DeepFlex subscribed to
purchase 10,000,000 Warrants.   See "Certain Relationships and Related
Transactions -- Bridge Loan." As of June 30, 1996, DeepFlex had exercised 4,670,957 of these Warrants to acquire 4,670,957 shares of Series A Preferred Stock. See "Certain Relationships and Related Transactions -- Management Agreement."

Bridge Loan

         In October 1995, DeepFlex entered into a bridge loan agreement (the "Bridge Loan") with Tatham Offshore whereby DeepFlex agreed to make up to $12,500,000 of interim bridge financing available to fund a portion of the Company's working capital and capital requirements. Tatham Offshore borrowed a total of $8,000,000 under the Bridge Loan. All indebtedness outstanding under the Bridge Loan accrued interest at a rate of 15% per annum. Interest expense related to borrowings under the Bridge Loan totaled $210,000 for the year ended June 30, 1996. The terms of the Bridge Loan required the Company to undertake the Offering or to implement another refinancing or asset disposition sufficient to repay the outstanding indebtedness under the Bridge Loan. On January 31, 1996, DeepFlex subscribed for the purchase of 10,000,000 Warrants, pursuant to the exercise of Rights which had been assigned from DeepTech, at a cost of $5,000,000, which was paid through the forgiveness of $5,000,000 of principal and interest due under the Bridge Loan. In February 1996, Tatham Offshore used $3,100,000 of Offering proceeds to repay in full the remaining principal and accrued interest outstanding under the Bridge Loan.

Management Agreement

         Effective July 1, 1993, the management agreement between the Company and DeepTech provided for an annual management fee equal to 40% of DeepTech's overhead. The management fee is intended to reimburse DeepTech for the estimated costs of its operational, financial, accounting and administrative services provided to the Company. In an effort to minimize the Company's projected operating cash shortfall, the Company and DeepTech agreed to decrease the amount of managerial and administrative services provided by DeepTech to the Company and amend the management fee agreement effective November 1, 1995. The amended management agreement provides for an annual management fee of 27.4% of DeepTech's overhead expenses. During the year ended June 30, 1996, Tatham Offshore was charged $4,436,000, under the management agreement. On June 30, 1996, DeepFlex exercised 4,670,957 of its 10,000,000 Warrants to purchase an equal number of shares of Series A Preferred Stock at $1.00 per share by offsetting the then outstanding payable to DeepTech for costs allocated under the management agreement by $4,670,957.

Dover Services Agreement

         Effective as of November 1, 1995, Dover Technology, Inc. ("Dover"), a 50% owned subsidiary of DeepTech, entered into a Technology Services Agreement with Tatham Offshore (the "Dover Services Agreement") which terminated a similar prior agreement between the parties. The Dover Services Agreement has an initial term expiring on October 31, 1996, and may be extended by Tatham Offshore for two one year periods by providing 30 days notice prior to each anniversary date. Under the Dover Services Agreement, Dover provides development and exploration services to Tatham Offshore, which services include, without limitation, 2-D and 3-D seismic interpretation, reserve quantification and evaluation, prospect generation, log analyses, mapping and technical presentations, and structural modeling utilizing CAEX technology with reasonable access to the Company's equipment. For the fiscal year ended June 30, 1996, charges for technical services by Dover to Tatham Offshore under the Dover Services Agreement totaled $601,000. Tatham Offshore's payable to Dover for these services in the amount of $1,734,000 at November 1, 1995 was converted into the Affiliate Note as described below. Messrs. Taylor and Briscoe and Dr. Williams, all of whom are directors of Tatham Offshore, are shareholders of Dover Energy, Inc., each holding a one-third interest. Dover Energy, Inc. owns 50% of Dover. In addition, Dr. Williams serves as Chairman of the Board and Chief Executive Officer and Mr. Briscoe serves as President of Dover. Tatham Offshore shall have the right to terminate this Agreement at any time upon at least five (5) days prior written notice upon the occurrence and during the continuation of either of the following events: (i) Dr. Williams and Mr. Briscoe, collectively, own less than 20% of the issued and outstanding common stock of Dover or (ii) Dr. Williams ceases to be an executive officer and actively involved in the day-to-day operations of Dover.

Affiliate Note

 On November 1, 1995, the Company converted $1,734,000 of its accounts payable to Dover into an unsecured promissory note payable to DeepTech (the "Affiliate Note") which bears interest at 14.5% per annum. Interest on the Affiliate Note is payable quarterly, beginning March 31, 1996. The principal is due and payable in six monthly installments, beginning on a date which is the earlier of (i) November 1, 1997 or (ii) the last day of the calendar month in which the Company receives proceeds from the issuance of any preferred stock pursuant to the Offering in an amount equal to or greater than $20,000,000. Interest expense related to the Affiliate Note totaled $170,000 for the year ended June 30, 1996.

Transportation, Processing and Platform Access Agreements

         Tatham Offshore has entered into transportation, processing and platform access agreements with the Partnership pursuant to a Master Gas Dedication Agreement in which Tatham Offshore has dedicated all production from its Garden Banks, Viosca Knoll, Ewing Bank and Ship Shoal properties as well as certain adjoining areas of mutual interest to the Partnership for transportation. In exchange, the Partnership has agreed to install the pipeline facilities necessary to transport production from the areas and certain related facilities and to provide transportation services with respect to such production. These agreements are generally in effect for the productive life of the reserves. Tatham Offshore (i) was obligated to pay demand charge payments for such services, (ii) is obligated to pay commodity charges, based on the volume of oil and gas transported or processed and (iii) effective July 1995, is obligated to pay platform access fees under these agreements. Pursuant to the terms of the Purchase and Sale Agreement, Flextrend Development has assumed all of Tatham Offshore's obligations under the Master Dedication Agreement and certain ancillary agreements with respect to the Assigned Properties. For the year ended June 30, 1996 the Partnership charged Tatham Offshore the following pursuant to these agreements:


Demand charges:
    Ewing Bank property                            $  4,644
    Ship Shoal property                                 997
Commodity charges:
    Viosca Knoll property                               430
    Ewing Bank property                                 446
    Ship Shoal property                                   -
Platform access fees                                  1,580
                                                   --------
                                                   $  8,097
                                                   ========

         Production problems at Ship Shoal Block 331 and reduced oil production from the Ewing Bank 914 #2 well affected Tatham Offshore's ability to pay the demand charge obligations under agreements relative to these properties. As a result, effective February 1, 1996, Tatham Offshore entered into an agreement with the Partnership to prepay its remaining demand charge obligations under the transportation agreements covering its Ewing Bank and Ship Shoal properties. Under the agreement, Tatham Offshore's demand charge obligations relative to the Ewing Bank Gathering System and the pipeline facilities constructed by the Partnership for its Ship Shoal property have been prepaid in full. In exchange, effective February 1, 1996, Tatham Offshore has (i) issued to the Partnership 7,500 shares of 9% senior preferred stock (the "Senior Preferred Stock") with a liquidation preference of $1,000 per share, (ii) added the sum of $7,500,000 to the Payout Amount under the Purchase and Sale Agreement with Flextrend Development and (iii) granted to the Partnership certain rights to use and acquire the Ship Shoal Block 331 platform. The Senior Preferred Stock accrues dividends at 9% per annum as of February 1, 1996, which are payable quarterly and shall cumulate to the extent not paid. Each share of the Senior Preferred Stock has a liquidation preference value of $1,000 and is senior to all other classes of Tatham Offshore preferred and common stock in the case of liquidation, dissolution or winding up of Tatham Offshore. The Partnership has made an irrevocable offer to Tatham Offshore to sell all or any portion of the Senior Preferred Stock to Tatham Offshore or its designee at a price equal to $1,000 per share, plus interest thereon at 9% per annum less the sum of any dividends paid thereon. In the event Tatham Offshore does not purchase the Senior Preferred Stock on or before September 30, 1998, then for a period of 90 days thereafter it shall be convertible into Series A Preferred Stock. The conversion ratio shall be equal to (i) the liquidation preference amount plus accumulated but unpaid dividends divided by (ii) the arithmetic average of closing prices for the 20 trading days following October 1, 1998 of the Series A Preferred Stock. The Partnership has the right to utilize the Ship Shoal Block 331 platform and related facilities at a rental rate of $1.00 per annum for such period as the platform is owned by Tatham Offshore and located on the Ship Shoal Block 331, provided such use does not interfere with lease operations or other activities of Tatham Offshore. In addition, the Partnership has a right of first refusal relative to a sale of the platform. The agreement with the Partnership resulted in a reduction in demand charge payments of $4,100,000 for the fiscal year ended June 30, 1996, and will result in a reduction of demand charge payments of $7,800,000 for the fiscal year ended June 30, 1997 and $5,900,000 for fiscal years thereafter. At June 30, 1996, the total present value of the prepaid demand charge obligations was $13,507,000. As of June 30, 1996, dividends in arrears on the Senior Preferred Stock totaled $281,000 and accrued interest on the $7,500,000 addition to the Payout Amount totaled $469,000.

         Tatham Offshore remains obligated to pay the commodity charges under these agreements as well as all platform access and processing fees associated with the Viosca Knoll Block 817 lease. Commodity charges under these agreements include a processing or transportation fee for all production from Ship Shoal Block 331 equal to $0.15 per thousand cubic feet of gas, $0.80 per barrel of oil and $0.375 per barrel of condensate. In addition, Tatham Offshore is required to pay $0.10 per barrel for each barrel of water produced that exceeds 100 barrels per day. Currently, each of the three wells Tatham Offshore has drilled at Ship Shoal Block 331 are shut-in due to production and completion problems. The transportation agreements with respect to the Ewing Bank properties provide for a commodity charge equal to 4% of the market price for production actually transported. During the year ended June 30, 1996, the commodity charges paid averaged $0.16 per thousand cubic feet of gas and $0.91 per barrel of oil for production from the Ewing Bank 914 #2 well. Platform access and processing fees associated with Tatham Offshore's current 25% working interest in the Viosca Knoll Block 817 lease consist of a platform access fee of $131,667 per month for a period of eighty-four months beginning July 1995 and a processing fee equal to $.05 per thousand cubic feet of gas produced.

Marketing Agreements

         Tatham Offshore and Offshore Marketing have entered into purchase agreements whereby Offshore Marketing has agreed to purchase all of the gas, oil and condensate production produced by Tatham Offshore from its West Delta Block 35, Ship Shoal Block 331 and Ewing Bank properties (substantially all the oil and gas production of Tatham Offshore). During the year ended June 30, 1996, the Company sold 99% of its production to Offshore Marketing. Through October 1995, the sales prices were based upon contractually agreed upon posted prices. In November 1995, Tatham Offshore renegotiated its agreement with Offshore Marketing to provide Offshore Marketing fees equal to 2% of the sales value of crude oil and condensate and $0.015 per dekatherm of natural gas for selling the Company's production. Tatham Offshore's sales to Offshore Marketing totaled approximately $19.2 million for the fiscal year ended June 30, 1996.

Subordinated Notes

         As of June 30, 1996, the Company had $60,000,000 aggregate principal amount of Convertible Promissory Notes (the "Subordinated Notes") outstanding, the maximum principal amount issuable under the subordinated convertible note purchase agreement. The Subordinated Notes bear interest at a rate of 11 3/4% per annum, payable quarterly in arrears; provided, however, that effective July 1, 1997, interest shall accrue at a rate of 13% per annum. Interest expense related to this borrowing totaled $7,060,000 for the year ended June 30, 1996. The principal amount of the Subordinated Notes is payable in seven equal annual installments of approximately $8,571,000 commencing August 1, 1999. At any time after August 1, 1999, the Company may redeem in full, or may from time to time redeem in part, the Subordinated Notes, without penalty or premium, upon 90 days prior written notice to the holders thereof. The holders of the Subordinated Notes have the option at any time to convert all or any portion of the principal and accrued interest outstanding thereunder into

Common Stock of the Company at a price equal to the initial public offering price of the Company's stock, $10.00 per share, subject to adjustment under certain circumstances. DeepTech currently holds all of the Subordinated Notes. The holders of 20% or more of the principal amount of the Subordinated Notes and Common Stock into which Subordinated Notes have been converted have the right to demand the registration of the Subordinated Notes (or any shares of Common Stock issued upon conversion thereof) under the Securities Act of 1933, as amended; provided, however, that the Company shall only be obligated to file and cause to become effective three registration statements with respect thereto. In addition, such holders have certain piggyback registration rights. The holders of a majority of the aggregate principal amount of the Subordinated Notes may accelerate the payment of the principal and interest thereon upon the occurrence of certain events of default which include the failure to pay principal or interest when due, the voluntary or involuntary bankruptcy of the Company, unpaid judgment against the Company in excess of $5,000,000 and the acceleration of other indebtedness of the Company in excess of $5,000,000 in the aggregate. The Subordinated Notes are subordinate to all senior indebtedness of the Company, which includes any indebtedness outstanding under the Affiliate Note. The Company has agreed not to incur additional subordinated indebtedness without the consent of the holders of the Subordinated Notes.

Guarantees

         Prior to June 30, 1995, Tatham Offshore converted approximately $12,813,000 of its accounts payable into short-term promissory notes (the "Creditor Notes") of which $10,468,000 remained outstanding at June 30, 1995. Substantially all of the Creditor Notes were guaranteed by DeepTech pursuant to a performance guarantee commitment issued to Tatham Offshore by DeepTech. In August 1995, Tatham Offshore paid all outstanding principal and interest due under the Creditor Notes.

Other

         Included in other assets on the balance sheet at June 30, 1995 was a non-interest bearing advance of $89,775 to an officer of DeepTech who is also a stockholder of the Company. During the year ended June 30, 1996, the Company forgave this advance in exchange for consulting fees rendered by the officer/stockholder to Tatham Offshore.

         In September 1995, the Company acquired an aggregate 25% working interest in Phar Lap (Viosca Knoll Block 817) and an approximate 12.5% working interest in the remainder of the Phar Lap Unit (collectively, the "Phar Lap Working Interest") from two industry partners for a total of $16,000,000 in convertible production payments payable from 25% of the net cash flow from the Phar Lap Working Interest so acquired. The unpaid portion of the production payments is convertible into Tatham Offshore Common Stock at any time during the first five years at $8.00 per share. Under certain circumstances, the industry partners may require DeepTech to purchase the convertible production payments for an amount equal to 50% of the unrecovered portion thereof.

SECTION 16(A) REPORTS

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Tatham Offshore's officers and directors, and persons who beneficially own more than 10% of Tatham Offshore's Common Stock ("10% Stockholders"), to file reports of ownership and changes in ownership with the Commission. All of these filing requirements were timely made by Tatham Offshore's directors and officers and, to the knowledge of Tatham Offshore, the 10% Stockholders.

COMPARATIVE STOCK PERFORMANCE

         As required by applicable rules of the Commission, the performance graph was prepared based upon the following assumptions:

         1. $100 was invested in Common Stock, the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the Dow Jones Oil -- Secondary Index (the "Peer Group") on February 9, 1994 (the date the Common Stock commenced trading on the Nasdaq National Market).

         2.  Dividends are reinvested on the ex-dividend dates.

         3. The value of the Common Stock at June 30, 1996 excludes the value of any Securities that may have been acquired as a result of the granting to all holders of Common Stock, on the record date, December 26, 1995, Rights to purchase up to 25,120,948 Warrants. See "Certain Relationships and Related Transactions--Rights Offering, Sale of Warrants and Convertible Exchangeable Preferred Stock."

                           COMPARATIVE TOTAL RETURNS

          TATHAM OFFSHORE, INC., THE S&P 500 INDEX AND THE PEER GROUP
            (PERFORMANCE RESULTS FEBRUARY 9, 1994 TO JUNE 30, 1996)


                       -----------------------------------------------------
                       9-FEB-94      30-JUN-94     30-JUN-95      30-JUN-96
                       -----------------------------------------------------
TATHAM OFFSHORE         100.00         153.75          35.00           8.75
                       -----------------------------------------------------
S&P 500 INDEX           100.00          94.90         119.64         150.75
                       -----------------------------------------------------
PEER GROUP              100.00          98.41         101.25         117.38
                       -----------------------------------------------------

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                    (ITEM 2)

         Pursuant to the recommendation of the Conflicts and Audit Committee, the Board of Directors has appointed Price Waterhouse LLP, independent accountants, to audit the financial statements of Tatham Offshore for the year ending June 30, 1997. Tatham Offshore is advised that no member of Price Waterhouse LLP has any direct financial interest or material indirect financial interest in Tatham Offshore or any of its subsidiaries or, during the past three years, has had any connection with Tatham Offshore or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

         Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The Board of Directors recommends voting "FOR" ratification by the stockholders of this appointment.

         A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

PROPOSALS FOR 1997 ANNUAL MEETING

         Pursuant to various rules promulgated by the Commission, any proposals of holders of Common Stock of Tatham Offshore intended to be presented at the Annual Meeting of Stockholders of Tatham Offshore to be held in 1997 must be received by Tatham Offshore addressed to the Secretary, 7400 Texas Commerce Tower, 600 Travis Street, Houston, Texas 77002, no later than June 12, 1997 in order to be included in Tatham Offshore's proxy statement and form of proxy relating to that meeting.

PROPOSALS FOR 1996 ANNUAL MEETING

         With respect to business to be brought before the Annual Meeting, Tatham Offshore has not received any notices from stockholders that it is required to include in this Proxy Statement.

                                    GENERAL

         As of the date of this Proxy Statement, the management of Tatham Offshore has no knowledge of any business to be presented for consideration at the Annual Meeting other than that described above. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

         The cost of any solicitation of proxies by mail will be borne by Tatham Offshore. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and Tatham Offshore will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. In addition, Tatham Offshore has retained ChaseMellon Shareholder Services, L.L.C. to perform a proxy search to determine the beneficial owners of the Common Stock as of the record date and will pay a fee to such firm of approximately $225 plus reimbursement of expenses.

         The information contained in this Proxy Statement in the section entitled "Comparative Stock Performance" shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that Tatham Offshore specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

                                        By Order of the Board of Directors,

                                        /s/ THOMAS P. TATHAM
                                        THOMAS P. TATHAM
                                        Chairman of the Board
Houston, Texas
September 30, 1996

                             [FRONT SIDE OF PROXY]

                                     PROXY
                             TATHAM OFFSHORE, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints Thomas P. Tatham and Diana J. Walters as Proxies, with the power of substitution, and authorizes them to represent and to vote at the Annual Meeting of Stockholders to be held October 21, 1996, or any adjournment thereof, all the shares of Common Stock of Tatham Offshore, Inc. held of record by the undersigned on September 27, 1996, as designated below.

     1.  Election of directors -- director nominees:

     Kenneth E. Beeney, Phillip G. Clarke, Antoine Gautreaux, Jr., Clyde E. Nath, James G. Niven, Jonathan D. Pollock, Humbert B. Powell, III, Donald S. Taylor, Thomas P. Tatham, Roger B. Vincent, Sr., Diana J. Walters.

     [ ] FOR all nominees listed above       [ ]  WITHHOLD AUTHORITY
         (except as indicated below)              to vote for all nominees

     Instruction: to withhold authority to vote for any of the above nominees, write the nominee's name(s) on this line.


     ---------------------------------------------------------------------------

     2. To ratify the selection of Price Waterhouse LLP as independent accountants.

                  [ ]  FOR     [ ]  AGAINST     [ ]  ABSTAIN

     3. The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the Annual Meeting.

                            [REVERSE SIDE OF PROXY]

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. Please refer to the Proxy Statement for a discussion of each of these matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS. As to any other matter, said Proxies shall vote in accordance with their best judgment.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. If acting as attorney, executor, trustee, or in any other representative capacity, sign name and title.

                                          Dated _______________________, 1996


                                        ----------------------------------------
                                                      Signature


                                        ----------------------------------------
                                              Signature if held jointly

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.